STOCK PURCHASE AGREEMENT
                      (Wayne P. Schur/The Pape Group, Inc.)

         This is a Stock Purchase Agreement, dated for convenience as of October 10, 1999 between Wayne P. Schur ("Seller") and The Pape Group, Inc., an Oregon Corporation ("Buyer").

1.       RECITALS

         1.01 Obie Media Corporation (the "Company") is an Oregon corporation.

         1.02 The Company's Common Stock, without par value, is publicly held and is quoted on the Nasdaq National Market operated by the National Association of Securities Dealers, Inc.

         1.03 Seller is the record and beneficial holder of shares of the Company's Common Stock. Seller is a member of the Board of Directors and an officer of the Company.

         1.04 Randall C. Pape is a member of the Board of Directors of the Company and is President, Chief Executive Officer and controlling shareholder of Buyer.

         1.05 Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, 40,000 shares of the Company's Common Stock (the "Shares") at the price and subject to the terms and conditions set forth in this Agreement.

         1.06 The offer and sale of shares from Seller to Buyer will not be registered under the Securities Act of 1933 ("Securities Act") or under the provisions of applicable state securities laws such that Buyer shall acquire the Shares subject to restrictions on transfer.

         THEREFORE, in consideration of the above recitals and the representations, warranties, covenants and conditions contained herein, and for other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

2.       PURCHASE AND SALE OF SHARES

         2.01 OBLIGATIONS OF BUYER AND SELLER. At the Closing, Seller shall sell and Buyer shall purchase for the Purchase Price the Shares.

         2.02 PURCHASE PRICE. The Purchase Price for the Shares shall be $11.00 per share, payable in immediately available Eugene, Oregon funds at the Closing, subject only to adjustment, if any shall be appropriate, pursuant to Section
2.05 of this Agreement.

         2.03 CLOSING. The Closing shall be held in the offices of Arnold Gallagher Saydack Percell & Roberts PC 800 Willamette Street, Suite 800, Eugene, Oregon 97440, beginning at 2:00 P.M. on Monday, January 3, 2000 or at such other place and time as the parties shall mutually agree. Closing may be conducted by means of wire transfer, telephone communication, courier and other deliveries satisfactory to the parties.



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         2.04 DELIVERIES AT CLOSING. At the Closing, Seller shall deliver against payment of the Purchase Price, duly endorsed in blank for transfer to Buyer, with signatures guaranteed by a participant in the medallion signature verification system, certificates representing the number of Shares to be transferred to Buyer and Buyer shall deliver to Seller, in immediately available Eugene, Oregon funds, the Purchase Price applicable to such Shares.

         2.05 ADJUSTMENTS TO REFLECT CHANGES IN COMPANY'S CAPITAL STRUCTURE. In the event that, after October 10, 1999 and prior to Closing, the shares of Common Stock of the Company shall be split, combined or consolidated by dividend, reclassification or otherwise into a greater or lesser number of shares of Common Stock (for convenience, a "Recapitalization'), the Purchase Price per Share in effect immediately prior to such combination or consolidation and the number of Shares Buyer shall purchase under this Agreement shall, concurrently with the effectiveness of such combination or consolidation, be equitably and proportionately adjusted such that the total purchase price for all Shares shall not change and Buyer shall receive upon consummation of the transactions to be concluded at Closing, the same proportionate interest in the Company's outstanding Common Stock as buyer would have received if the Closing had occurred immediately prior to the effective date of such Recapitalization. If, prior to Closing, there shall be effected any consolidation or merger of the Company with any other entity, or a sale of all or substantially all of the Company's assets to another entity (for convenience, a "Business Combination"), and if the holders of the Company's Common Stock shall be entitled pursuant to the terms of any such transaction to receive stock, securities or assets with respect to or in exchange for Common Stock, then, Buyer shall have the right to receive upon consummation of the transactions to be concluded at Closing, upon the basis and upon the terms and conditions specified in this Agreement and in lieu of the Shares otherwise deliverable at Closing, such shares of stock, securities or assets as may be issuable or payable with respect to or in exchange for such Shares as Buyer would have received if the Closing had occurred immediately prior to effectiveness of such Business Combination. In the event the Company shall declare a distribution in respect of the Company's Common Stock payable in cash, securities of other persons, evidences of indebtedness issued by the Company or other persons, assets or options or rights not otherwise referred to in this section 2.05, then, in such case, upon consummation of the transactions to be concluded at the Closing, the Buyer shall be entitled to a proportional share of any such distribution as though Buyer was the holder of the number of Shares purchasable at the Closing as of the record date fixed for determination of the holders of Common Stock of the Company entitled to receive such distributions.

         2.06 TRANSFER TAXES. Any and all documentary or transfer taxes payable in connection with the transactions contemplated by this Agreement shall be paid Buyer.

3.       REPRESENTATIONS AND WARRANTIES AND CERTAIN COVENANTS OF BUYER

         Buyer represents, warrants and covenants to Seller that, as of the date of the date of this Agreement and as of the Closing:

         3.01 AUTHORITY AND BINDING EFFECT. Buyer has all requisite legal and corporate or other power and capacity, and has taken all requisite corporate or other action, to execute and deliver this Agreement and to carry out and perform all of its obligations under this Agreement



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and this Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors rights generally and as limited by equitable principles generally.

         3.02 NO BROKERAGE COMMISSIONS. There are no claims for brokerage commissions, finder's fees, or similar compensation in connection with the transactions contemplated by this Agreement or any arrangement or agreement entered into by Buyer and binding upon Seller.

         3.03 ACCREDITED INVESTOR. Buyer is an "accredited investor" as defined in Rule 501(a) under the Securities Act. Buyer is aware of the Company's business affairs and financial condition and has had access to and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Shares. Buyer has such business and financial experience as is required to give it the capacity to protect its own interests in connection with the purchase of the Shares.

         3.04 PURCHASE FOR INVESTMENT. Buyer is purchasing the Shares for its own account as principal, for investment purposes, and not with a view to resale, distribution or fractionalization thereof, in whole or in part. Buyer understands that its acquisition of the Shares has not been registered under the Securities Act or registered or qualified under any state securities law in reliance on specific exemptions therefrom, which exemptions may depend upon, among other things, the bona fide in nature of Buyer's investment intent as expressed herein. Buyer will not, directly or indirectly, offer, sell, pledge, transfer, or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Shares except in compliance with the Securities Act and the rules and regulations thereunder. Certificates evidencing Buyer's ownership of the Shares shall bear an appropriate legend referring to this requirement.

4.       REPRESENTATIONS, WARRANTIES AND CERTAIN COVENANTS OF SELLER

         Seller represents, warrants and covenants to Buyer that, with respect to Seller's sale of Shares to Buyer:

         4.01 AUTHORITY AND BINDING EFFECT. Seller has all requisite legal and other power and capacity, and has taken all requisite action, to execute and deliver this Agreement and to carry out and perform all of Seller's obligations under this Agreement and this Agreement constitutes the legal, valid and binding obligation of Seller, enforceable in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors rights generally and as limited by equitable principles generally.

         4.02 TITLE TO SHARES. Seller is the sole record and beneficial owner of, and has the right to sell the Shares and all such Shares are now, and will at the Closing be, free of all encumbrances, and will not be disposed of or encumbered except: (a) for restrictions imposed by certain "lock-up" agreements heretofore disclosed to Buyer, which restrictions will automatically expire prior to Closing; and (b) the terms of this Agreement, and that Buyer shall receive good and marketable title to all Shares deliverable by Seller under this Agreement.



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         4.03 NO BROKERAGE COMMISSIONS. There are no claims for brokerage commissions, finder's fees, or similar compensation in connection with the transactions contemplated by this Agreement or any arrangement or agreement entered into by Seller and binding upon Buyer.

         4.04 EXEMPT FROM REGISTRATION. The offer and sale of the Shares to Buyer by Seller hereunder is exempt from the registration requirements of the Securities Act of 1933 and from registration requirements of any applicable state securities laws.

         4.05 SEC DOCUMENTS - SUBSEQUENT EVENTS. The Company has timely filed all SEC Documents required to be filed by the Company since December 31, 1998). The term "SEC Documents" means all registration statements, proxy statements, periodic and current reports and schedules, and amendments thereto, filed by the Company with the United States Securities and Exchange Commission. The SEC Documents (a) at the time filed, complied in all material respects with the applicable requirements of the securities laws under which they were filed, and
(b) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SEC Documents, or necessary in order to make the statements in such SEC Documents in light of the circumstances under which they were made, not misleading. Seller has no knowledge of any material adverse change in the Company's financial condition or results of operations since August 10, 1999, the date of the Company's Prospectus forming part of the Company's Registration Statement No. 333-79367 on Form S-1 filed with the SEC.

         4.06 POSSIBLE COMPANY REGISTRATION STATEMENT. In the event the Company should determine to register shares of its Common Stock for sale to the public on a registration form which would also permit a sale of Shares held by Buyer, Seller agrees, upon request of Buyer, to use reasonable efforts to cause Buyer's Shares to be included in such registration statement, provided that:

         a. Seller's covenant hereunder extends only to Seller's interest as a shareholder of the Company and not as a director, officer or fiduciary of the Company - nothing in this Agreement shall in any way limit Seller's freedom to fulfill such Seller's fiduciary or other duties as an officer, employee or director of the Company or to shareholders of the Company as a whole;

         b. Shares to be offered and sold by the Company shall be entitled to priority and precedence for inclusion in the registration statement over any Shares to be offered by Buyer;

         c. To the extent, if any, that there shall be included in such registration statement shares of both Buyer and Seller, Buyer and Seller shall be entitled to participate in the offering in proportion to their respective holdings of the Company's Common Stock;



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         d.   Nothing in this paragraph shall obligate the Company to file a registration statement or make any determination to offer any of its shares or other securities to the public; and

         e. Buyer shall bear its proportionate share of all underwriting, discounts, commissions and other expenses in connection with such offering.

5.       GENERAL PROVISIONS

         5.01 AMENDMENTS. This Agreement may be amended, modified or supplemented only by written agreement signed by Buyer and Seller.

         5.02 NOTICES. All notices, requests, demands and other communications required or permitted hereunder will be in writing and will be deemed to have been given when delivered by hand or two days after being mailed by United States mail, first class postage pre-paid and addressed as follows:

              If to BUYER:             Randall C. Pape
                                       The Pape Group, Inc.
                                       PO Box 407
                                       Eugene OR 97440

              If to SELLER:            Wayne P. Schur
                                       c/o Obie Media Corporation
                                       4211 West 11th Avenue
                                       Eugene OR  97402

         5.03 ASSIGNMENT. Neither this Agreement, nor any interest herein, may be assigned by any party without the prior written consent of the other party hereto. No permitted assignment will release the assignor from its obligations hereunder. Subject to the foregoing, this Agreement, and all of the provisions hereof shall be binding upon, and shall inure to the benefit of the parties hereto, with respect to successors, assigns, heirs, executors and personal representatives. Nothing in this Agreement, expressed or implied is intend to confer upon any person other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement except that the Company is an intended beneficiary of restrictions on transfer of Shares.

         5.04 GOVERNING LAW. All matters with respect to this Agreement, including, but not limited to matters of validity, construction, effect and performance, will be governed by the laws of the State of Oregon applicable to contracts made, and to be performed, therein between residents thereof, regardless of the laws that might be applicable under principles of conflicts of laws.

         5.05 ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding of the parties hereto as to the subject matter hereof. There are no restrictions, promises, representations, warranties, covenants or undertakings other than those expressly set



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forth or referred to herein. This Agreement supersedes all prior Agreements and understandings among the parties with respect to the subject matter hereof.

         5.06 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement, or effecting the validity or enforceability of any of the terms or provisions of this Agreement.

         5.07 EXPENSES. Each party to this Agreement shall be responsible for, and shall pay, all of its own fees and expenses, including those of its counsel and advisors, incurred in the negotiation, preparation and consummation of the Agreement and the purchase.

         5.08 FURTHER ASSURANCES. Each party to this Agreement shall, without further consideration, do and perform, or cause to be done and performed, such further acts and things, shall execute and deliver such further agreements, certificates, instruments, and documents, as another party hereto may reasonably request in order to more fully accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

         5.09 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which will be deemed an original binding upon the signer thereof against the other signing parties, but all counterparts together, shall constitute one and the same instrument. Any counterpart may be offered or introduced as evidence of the Agreement.

BUYER:

By: /s/ Randall C. Pape                  Date:    11/1    ,   99 .
   ------------------------------             -------------  -----
   Randall C. Pape, President


SELLER:


    /s/ Wayne P. Schur                   Date: October 28 ,   99 .
---------------------------------             -------------  -----
   Wayne P. Schur



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